Exhibit 10.15

AMENDMENT TO PROMISSORY NOTE

Reference is made to a promissory note of Foremost Lithium Resource & Technology Ltd. (the “Debtor”) dated May 10, 2022 in favour of Jason Barnard and Christina Barnard (together, the “Lender”) in the principal amount of $1,145,520.08 (the promissory note as amended from time to time, the “Promissory Note”).

For good and valuable consideration, and the mutual promises contained herein (the receipt and sufficiency of which is hereby confirmed), the Promissory Note is hereby amended by deleting paragraph 1, titled “DUE DATE” thereof in its entirety and replacing it with the following:

“1. DUE DATE: The entire balance of this Note (the “Loan”) together with all interest accrued and unpaid thereon and other amounts owing, shall be due and payable in full on May 10, 2024.”

The parties hereto hereby agree that the Promissory Note is further amended to provide that on and after May 10, 2023, interest shall accrue on the outstanding unpaid principal amount of Promissory Note at a rate of eleven and thirty-five one hundredths percentum (11.35%), compounded monthly.

On and after the date hereof, any reference to the Promissory Note in the will mean the Promissory Note as amended hereby.

Other than as modified hereby, the terms of the Promissory Note, shall remain unamended and in full force and effect, and the Promissory Note, as amended hereby, is confirmed in full force and effect.

Dated as of May 1, 2023.

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

By:	/s/ Cyrus Driver
Authorized Signatory

By:	/s/ Jason Barnard
Jason Barnard

By:	/s/ Christina Barnard
Christina Barnard